Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Appoints Smita Conjeevaram to Board of Directors

ST. GEORGE, UTAH, January 11, 2021 -- SkyWest, Inc. (NASDAQ: SKYW) today announced the appointment of Smita Conjeevaram to its Board of Directors.

Ms. Conjeevaram, 60, is a global executive with over 25 years in finance and nearly a decade of experience at two of the Big 4 worldwide accounting firms, including PricewaterhouseCoopers LLP. In her most recent operational role, Ms. Conjeevaram served as Deputy CFO of Fortress Investment Group’s Credit Funds and CFO of the Fortress Investment Group’s Credit Hedge Funds. She currently serves as a director and audit committee member of SS&C Technologies, Inc. Ms. Conjeevaram is a Certified Public Accountant and holds a Bachelor’s of Science in Accounting and Business Administration from Butler University.

“The Board has conducted a rigorous search for the right addition, and we’re pleased to welcome Smita to the SkyWest Board of Directors,” said Chairman Jerry C. Atkin. “We’re confident that her strong background and philosophical alignments with SkyWest leadership will provide value to the Board and to all SkyWest stakeholders.”

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of over 400 aircraft connecting passengers to over 220 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines carrying more than 43 million passengers in 2019.